Rule 10f-3 Transaction Exhibit
Nuveen Real Estate Income Fund
FILE #811-10491
ATTACHMENT 77O

   TRADE DATE
   DESCRIPTION OF SECURITY/ISSUER
   ISSUE SIZE
   AMOUNT PURCHASED
   LIST OF UNDERWRITERS
   NAME OF AFFILIATED BROKER-DEALER
11/06/17
Rexford Industrial Realty Series B 5.875 (Preferred)
$75,000,000
$249,375
JPMorgan, Merrill Lynch, Morgan Stanley
JPMorgan Securities LLC